Exhibit 10.06

To:	Michael E. (Mick) Mazour
From:	WSTC Comp. Committee
Date:	March 13, 2006

Re:	2006 Compensation Plan – Exhibit A

The compensation plan for 2006 while you are employed as President of West Business Services, LP is outlined below:
1.	Your base salary will be $275,000.00. Should you elect to voluntarily terminate your employment, you will be compensated for your services as an employee through the date of your actual termination per your Employment Agreement.
2.	You are eligible to earn up to a $200,000 annual performance bonus for achieving West Business Services, LP’s bonus objective in Net Operating Income before corporate allocations (“Bonus NOI”). The percent of objective achieved will apply to this bonus calculation, but will not exceed a total of $200,000 for the year. Up to $37,500 of this bonus will be available to be paid quarterly and trued up annually.
3.	You are eligible to receive an additional bonus for NOI in excess of your bonus objective. You will earn $20,000 for each $1,000,000 that Bonus NOI exceeds your Bonus NOI objective. This bonus will be calculated at the end of the 2006 plan year and will be paid no later than February 28, 2007.
4.	In addition, if West Corporation achieves its 2006 Net Income objective, you will be eligible to receive an additional one-time bonus of $50,000. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.
5.	You will be paid the amount due for any quarterly bonuses within thirty (30) days after the quarter ends, except for the 4th Quarter and annual true-up amounts which will be paid no later than February 28, 2007.
6.	All objectives are based upon West Business Services, LP and West Corporation operations and will not include profit and income derived from mergers, acquisitions, joint ventures or other non-operating income unless specifically and individually approved by West Corporation’s Compensation Committee.
7.	At the discretion of executive management, you may also receive an additional bonus based on your individual performance. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.
8.	The benefit plans, as referenced in Section 7(i), shall include insurance plans based upon eligibility pursuant to the plans. If the insurance plans do not provide for continued participation, the continuation of benefits shall be pursuant to COBRA. In the event Employee’s benefits continue pursuant to COBRA and Employee accepts new employment during the consulting term, Employee may continue benefits thereafter to the extent allowed under COBRA. In no event shall benefits plans include the 401K Plan or the 1996 Stock Incentive Plan.

/s/ Mick Mazour
Michael E. (Mick) Mazour